Exhibit 99.1
CONTACT: Phil Franklin,
Vice President, Operations Support & CFO (847) 391-0566
LITTELFUSE REPORTS THIRD QUARTER RESULTS
     DES PLAINES, Illinois, October 31, 2007 — Littelfuse, Inc. (NASDAQ/NGS:LFUS) today reported sales and earnings for the third quarter of 2007.
Third Quarter Highlights
•	Sales for the third quarter of 2007 were $140.2 million. This was up 9% from the second quarter of 2007 compared to guidance of a 4% to 8% sequential increase.

•	Diluted earnings were $0.64 per share, including a one-time gain on the sale of excess land in Ireland and restructuring charges related to plant shutdowns. Excluding these special items, diluted earnings per share were $0.48, compared to guidance of $0.41 to $0.46 (see supplemental information).

•	The restructuring charges were for additional severance expenses related to the Ireland plant closure (due primarily to exchange rate changes) and pension expense in accordance with FAS 88, resulting from the settlement of the U.K. pension plan.

•	The tax rate for the third quarter of 2007 dropped to 27.9% due to higher earnings in low-tax jurisdictions (primarily in Asia) and a one-time benefit from tax reserve adjustments.

•	Sales for the third quarter of 2007 were down 2% compared to the third quarter of 2006, due to lower electronics sales in all regions partially offset by growth in automotive and electrical. Electronics sales declined 9% compared to the prior-year quarter due primarily to the distributor inventory build-up that occurred in the prior year. Continued weakness in parts of the telecom segment also contributed to the decline. Automotive sales increased 12% due to growth in all regions and favorable currency effects. Electrical sales increased 15% primarily due to strong end-market demand and price realization.
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•	Cash flow from operating activities was $15.3 million for the third quarter, which was the strongest quarter so far this year, despite almost $7 million of funding for the U.S., U.K. and Ireland pension plans. This strong cash flow was due to improved profitability and a $6 million reduction in inventory. Gross capital expenditures increased as expected to $13.1 million for the third quarter, primarily reflecting expenditures related to the planned manufacturing transfers to Mexico, China and the Philippines.

•	Capacity utilization for electronics for the third quarter of 2007 improved from the mid 70s to the low 80s.

•	The book-to-bill ratio for electronics for the third quarter of 2007 was .98 and backlog going into the fourth quarter was solid. As is typical, order rates have slowed somewhat in the fourth quarter.
     “We are pleased with the strong performance in the electrical and automotive businesses for the third quarter,” said Gordon Hunter, Chief Executive Officer. “After several quarters of weakness, electronics sales bounced back during the quarter, confirming our previous statement that the electronic inventory correction is behind us.”
Fourth Quarter Outlook
•	Sales for the fourth quarter of 2007 are expected to follow the usual seasonal pattern and decline approximately 5% sequentially.

•	The sales decline, coupled with December plant shutdowns and higher costs related to manufacturing transfers, is expected to result in a sequential gross margin decline of about 100 basis points.

•	The tax rate for the fourth quarter should return to a more normal rate of approximately 32%.

•	Diluted earnings per share for the fourth quarter of 2007 are expected to be approximately $0.33 to $0.37.
Future Outlook
•	Sales for 2008 are expected to increase 6% to 8% over 2007.

•	Gross margin for 2008 is expected to be approximately flat with 2007, as volume leverage and cost savings will be offset by higher transfer costs and price erosion.

•	Diluted earnings per share are expected to be in the range of $1.80 to $1.90.
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     “A primary focus area for the next two years will be executing on our three major manufacturing transfer programs,” said Phil Franklin, Chief Financial Officer. “We are firmly committed to keeping these projects on schedule, maintaining customer delivery schedules throughout the transfer process and ensuring that the planned $30 million of cost savings is achieved. As we have discussed previously, we will be incurring additional costs to ensure the success of these projects. These costs include retention bonuses for key employees, hiring and training costs, redundant factory overhead, additional depreciation for ‘swing’ equipment and equipment move costs. Our latest plan calls for these costs to peak in 2008 at about $3 million per quarter.”
     “In 2009, transfer-related costs will begin to decrease and project savings will ramp up,” said Franklin. “Margins should improve significantly as the year progresses. Our current plan calls for 2009 diluted earnings to be approximately $2.50 per share.”
Conference Call Webcast Information
     Littelfuse will host a conference call today, Wednesday, October 31, 2007 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the third quarter results. The call will be broadcast live over the Internet and can be accessed through the company’s Web site: www.littelfuse.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through December 31, 2007 and can be accessed through the Web site listed above.
About Littelfuse
     As the worldwide leader in circuit protection products and solutions with annual sales of $534.9 million in 2006, the Littelfuse portfolio is backed by industry leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment, and telecom/datacom circuits. Littelfuse offers Teccor®, Wickmann® and Pudenz® brand circuit protection products. In addition to its Des Plaines, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, China, England, Germany, Hong Kong, India, Ireland, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S.
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     For more information, please visit Littelfuse’s web site at www.littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
Any forward looking statements contained herein involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development and patent protection, commercialization and technological difficulties, capacity and supply constraints or difficulties, exchange rate fluctuations, actual purchases under agreements, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations and other risks which may be detailed in the company’s Securities and Exchange Commission filings.
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LITTELFUSE, INC.
Sales by Geography and Market
(Dollars in millions)

	Third Quarter			Year-to-Date
	2007	2006	% Change	2007	2006	% Change
Geography
Americas	$52.9	$55.4	(5)%	$155.5	$167.9	(7)%
Europe	28.2	27.9	1%	88.8	84.7	5%
Asia-Pacific	59.1	60.1	(2)%	156.9	154.4	2%

Total	$140.2	$143.4	(2)%	$401.2	$407.0	(1)%

	Third Quarter			Year-to-Date
	2007	2006	% Change	2007	2006	% Change
Market
Electronics	$92.4	$101.1	(9)%	$260.7	$279.9	(7)%
Automotive	33.9	30.2	12%	101.5	92.8	9%
Electrical	13.9	12.1	15%	39.0	34.3	14%

Total	$140.2	$143.4	(2)%	$401.2	$407.0	(1)%

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LITTELFUSE, INC.
Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	September 29, 2007	December 30, 2006
Assets
Current assets:
Cash and cash equivalents	$57,716	$56,704
Accounts receivable	90,166	83,901
Inventories	59,990	65,961
Deferred income taxes	15,309	12,382
Prepaid expenses and other current assets	14,566	9,821

Total current assets	237,747	228,769

Property, plant, and equipment:
Land	12,323	10,916
Buildings	47,528	45,518
Equipment	265,428	285,758

	325,279	342,192

Accumulated depreciation	(189,566)	(216,676)

Net property, plant and equipment	135,713	125,516

Intangible assets, net of amortization:
Patents, licenses and software	9,464	10,118
Distribution network	14,164	15,209
Trademarks and tradenames	1,283	1,321
Goodwill	72,545	67,500

	97,456	94,148

Investments	6,339	5,231
Deferred income taxes	8,661	9,746
Other assets	1,309	1,556

Total assets	$487,225	$464,966

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$26,815	$23,334
Accrued payroll	16,546	22,468
Accrued expenses	14,173	12,579
Accrued severance	17,949	10,670
Accrued income tax	4,251	4,656
Current portion of long-term debt	6,565	24,328

Total current liabilities	86,299	98,035

Long-term debt, less current portion	1,355	1,785
Accrued severance	11,191	18,879
Accrued post-retirement benefits	24,074	27,971
Other long-term liabilities	11,294	14,488
Minority interest	143	143
Shareholders’ equity	352,869	303,665

Total liabilities and shareholders’ equity	$487,225	$464,966

Common shares issued and outstanding of 22,363,173 and 22,110,674, at September 29, 2007, and December 30, 2006, respectively
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LITTELFUSE, INC.
Consolidated Statements of Income
(in thousands, except per share data, unaudited)

	For the Three Months Ended		For the Nine Months Ended
	Sept 29,	Sept 30,	Sept 29,	Sept 30,
	2007	2006	2007	2006

Net sales	$140,215	$143,471	$401,178	$407,023

Cost of sales	93,926	96,386	272,297	283,849

Gross profit	46,289	47,085	128,881	123,174

Selling, general and administrative expenses	27,578	29,174	76,938	83,595
Research and development expenses	5,644	4,634	16,237	14,099
Gain on sale of Ireland property	(8,037)	—	(8,037)	—
Amortization of intangibles	877	909	2,413	2,020

Operating income	20,227	12,368	41,330	23,460

Interest expense	207	480	1,037	1,252
Other expense (income), net	195	(117)	(690)	(1,627)

Earnings from continuing operations before income taxes	19,825	12,005	40,983	23,835

Income taxes	5,531	2,645	12,086	5,243

Earnings from continuing operations	14,294	9,360	28,897	18,592

Discontinued operations (net of tax)	—	—	—	588

Net income	$14,294	$9,360	$28,897	$19,180

Net income per share:
Basic:
Continuing operations	$0.64	$0.42	$1.30	$0.83

Discontinued operations	$—	$—	$—	$0.03

Net income	$0.64	$0.42	$1.30	$0.86

Diluted:
Continuing operations	$0.64	$0.42	$1.29	$0.82

Discontinued operations	$—	$—	$—	$0.03

Net income	$0.64	$0.42	$1.29	$0.85

Weighted average shares and equivalent shares outstanding:
Basic	22,359	22,347	22,272	22,308

Diluted	22,499	22,504	22,445	22,440

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LITTELFUSE, INC.
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	For the Three Months Ended		For the Nine Months Ended
	Sept 29,	Sept 30,	Sept 29,	Sept 30,
	2007	2006	2007	2006
Operating activities:
Net income	$14,294	$9,360	$28,897	$19,180
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,358	8,299	18,503	23,199
Amortization of intangibles	877	909	2,413	2,020
Stock-based compensation	1,161	1,199	3,795	3,903
Gain on sale of Ireland property, net of tax	(4,851)	—	(4,851)	—
Changes in operating assets and liabilities:
Accounts receivable	(5,357)	(3,292)	(5,356)	(13,914)
Inventories	6,005	(104)	7,182	392
Accounts payable and accrued expenses	1,062	3,409	(7,350)	24,975
Accrued taxes	(3,104)	(4,214)	(7,559)	(6,289)
Prepaid expenses and other	(1,178)	98	(4,400)	900

Net cash provided by operating activities	15,267	15,664	31,274	54,366

Investing activities:
Purchases of property, plant and equipment	(13,126)	(4,716)	(26,215)	(14,116)
Purchase of businesses, net of cash acquired	(4,519)	(6,116)	(4,507)	(37,642)
Sale of business and property, plant and equipment	8,593	—	8,593	11,574

Net cash used in investing activities	(9,052)	(10,832)	(22,129)	(40,184)

Financing activities:
Proceeds from debt	11,200	12,415	41,700	35,273
Payments of debt	(11,841)	(10,637)	(59,866)	(35,935)
Notes receivable, common stock	—	—	—	7
Proceeds from exercise of stock options	141	1,607	6,205	5,984
Excess tax benefit on share-based compensation	1,005	408	1,005	408
Purchase of treasury stock	—	(652)	—	(652)

Net cash (used in) provided by financing activities	505	3,141	(10,956)	5,085

Effect of exchange rate changes on cash	1,756	136	2,823	1,675

Increase in cash and cash equivalents	8,476	8,109	1,012	20,942

Cash and cash equivalents at beginning of period	49,240	34,780	56,704	21,947

Cash and cash equivalents at end of period	$57,716	$42,889	$57,716	$42,889

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LITTELFUSE, INC.
Supplemental Information
(in thousands, except per share data, unaudited)

	For the three months ended
	Sept 29, 2007	Sept 30, 2006

Net sales	$140,215	$143,471

Cost of sales	93,926	96,386
Special items (1)	(475)	(2,161)

Adjusted cost of sales	93,451	94,225

Adjusted gross profit	46,764	49,246
% of sales	33.4%	34.3%

Operating expenses	26,062	34,717
Special items (2)	5,963	(1,730)

Adjusted operating expenses	32,025	32,987

% of sales	22.8%	23.0%

Adjusted operating income	14,739	16,259

% of sales	10.5%	11.3%

Interest/other (income) expense	402	363
Special items (3)	(745)	—

Adjusted interest/other (income) expense	(343)	363

Adjusted income before tax	15,082	15,896

Adjusted income tax expense	4,208	5,087

Effective rate	27.9%	32.0%

Adjusted net income	$10,874	$10,809

Adjusted earnings per share	$0.48	$0.48

Diluted shares	22,499	22,504

Note: The Company believes that adjusted operating income is more indicative of the Company’s ongoing operating performance than GAAP operating income since it excludes gains on asset sales and special charges that are related to closure of legacy operations.
Special Charges:
(1)	Special items primarily relate to Ireland severance for the periods ending September 29 and June 30, 2007, and to the movement of the Chicago-area production and distribution for the period ended March 31, 2007. Special items for the period ended September 30, 2006, primarily relate to asset write-downs and accrued employee-related cost pursuant to contract obligations.

(2)	Special items primarily relate to the gain on the Ireland land sale and for a one-time pension adjustment for the period ended September 29, 2007, termination costs for former Heinrich European sales representatives for the period ending June 30, 2007, and Des Plaines severance for the period ending March 31, 2007. Special charges for the period ended September 30, 2006, relate to asset write-downs and accrued employee-related cost pursuant to contract obligations.

(3)	Special items relate to foreign currency exchange effect for the Ireland LT severance adjustments for the period ended September 29, 2007.
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